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CEDAR FAIR, L.P.
(Name of Registrant as Specified in Its Charter)
Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR
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Attached is the text of a presentation intended to be used with unitholders commencing on the date of this filing.

Cedar Fair Special Meeting June 2, 2011 Director Nomination Resolutions 1

Agenda #1. The Proposals #2. Why This is an Important Right for Unitholders How someone like Bernie Madoff could be elected to a board #3. The Company is Resisting Good Corporate Governance #4. Summary and Closing Remarks 2

#1. The Proposals Cedar Fair will hold a Special Meeting on June 2, 2011 so unitholders can vote on two proposals: 1st Amendment - Amends the Regulations/Bylaws of the General Partner to allow unitholders to nominate directors. 2nd Amendment - Amends the Partnership Agreement to establish procedures for unitholders to nominate directors. 3

#2. Why This is an Important Right for Unitholders Under the current voting system, a board would have the unilateral right to nominate directors and could singlehandedly elect the likes of Bernie Madoff to the board. Every single unitholder who is not on the board can ONLY withhold its votes for Bernie Madoff. In a plurality election system, as long as one single vote is cast for Bernie Madoff, he would be elected to the board. Presumably, a board would cast its votes for Bernie Madoff since it nominated him. While we are not implying that a reasonable board would nominate someone like Bernie Madoff, this highlights the enormity of the problem that unitholders currently face. As a result, the right to elect directors without the right to nominate directors is utterly meaningless. 4

#3. The Company is Resisting Good Corporate Governance The Special Meeting is only the result of repeated actions from unitholders. The Board does NOT even recommend VOTING FOR its own proposals allowing unitholders to nominate directors! We believe this is completely absurd! Do they think it is a bad idea to let unitholders nominate directors as does virtually every other public company in Corporate America? 5

The Special Meeting is only the result of repeated actions from unitholders. Q Investments had to demand a special meeting to even get this Board to consider giving unitholders the right to nominate directors. Q Investments then had to ask a court to intervene before the Company started pursuing this path. 6 #3. The Company is Resisting Good Corporate Governance

Company is being disingenuous to its unitholders in our opinion: These two proposals would give unitholders the most fundamental right in Corporate Governance - the right to nominate and elect directors to represent their interests. It is difficult to understand why anyone would NOT support granting unitholders this most fundamental right. However, the Cedar Fair Board makes NO recommendation with respect to the proposals even though it made EACH proposal. The Board set the approval threshold at 80% of ALL unitholders (NOT just of those that vote) consistent with the Regulations. By not making any recommendation, the Board ensured that many unitholder votes would NOT be counted because broker "non-votes" will not be allowed, which makes this an even more difficult threshold to achieve. The Board has taken the unusual step that if a unitholder makes no direction on the proxy card ("for," "against" or "abstain"), then no votes will be cast with respect to Proposal 1 and Proposal 2, but it will nonetheless confer discretionary authority on all other matters that may properly come before the Special Meeting for a vote. This allows the Board to accomplish what we believe is its apparent goal - superficially appear to be unitholder friendly, while using dirty, underhanded tricks to subvert the process behind the scenes. 7 #3. The Company is Resisting Good Corporate Governance

#4. Summary and Closing Remarks The Board's proposals correct the "Bernie Madoff" problem. We believe the Company is being disingenuous. Q is running a "get out the vote campaign" and is simply asking unitholders to support the Company's own proposals. Because the board set a threshold of 80% of all unitholders, EVERY vote is critically important. 8